UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

September 3, 2008

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 3, 2008, Jamba, Inc. (“the Company”) entered into a Separation Agreement and Release (the “Agreement”) with Paul E. Clayton, the Company’s former President and Chief Executive Officer. In accordance with the terms of the Agreement, Mr. Clayton will receive the equivalent of one year’s salary of $525,000, subject to customary tax and other withholdings. Payments will be made in such amounts as if they were going to be made in equal installments over the course of one year in accordance with the Company’s regular payroll schedule except that the balance of the severance amounts payable on or after March 10, 2009 will be accelerated and paid to Mr. Clayton in a lump sum payment on the payday immediately preceding March 15, 2009. The Agreement also provides that: (i) the Company will make payments on Mr. Clayton’s behalf for the cost of COBRA continuation coverage under the Company’s medical, dental and vision programs until the earlier of (a) the one year anniversary of Mr. Clayton’s separation or (b) Mr. Clayton assumes coverage under another employer’s group health and dental plans and (ii) Mr. Clayton shall be fully vested in an option to purchase 510,000 shares of the Company’s common stock and in a grant of 70,000 shares of restricted stock granted to him in connection with the Agreement, subject to customary tax and other withholdings that will be deducted from payments noted above. In the Agreement, Mr. Clayton also provided a general release of claims against the Company, agreed to certain confidentiality obligations and reaffirmed his obligations under a non-competition agreement with the Company.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Severance agreement between Jamba, Inc. and Paul E. Clayton dated September 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: September 5, 2008	By:	/s/ KAREN L. LUEY
Karen L. Luey
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance agreement between Jamba, Inc. and Paul E. Clayton dated September 3, 2008.